Exhibit 99.1
ASX & MEDIA RELEASE
7 JUNE, 2006
NOVOGEN RENEGOTIATES PHENOXODIOL LICENCE PAYMENT
Novogen Limited (ASX: Novogen — Nasdaq: NVGN) has renegotiated with Marshall Edwards, Inc. (Nasdaq:
MSHL) the timing of an $US8 million milestone licence payment for phenoxodiol payable to Novogen Limited in December 2006, under the terms of the Licence Agreement for the anti-cancer drug phenoxodiol.
The terms of the Amendment Deed signed today, postpones the licence fee payment until phenoxodiol receives first approval for marketing the product in the USA or any other country. The marketing approval may be by the receipt of a New Drug Application under Accelerated Approval or otherwise.
MSHL’s President and CEO, Mr. Naughton, said the postponing of the licence fee payment would enable MSHL to focus its cash resources on completing the phase Ill clinical trial for which it had recently received approval of its Special Protocol Assessment from the US Food and Drug Administration (FDA).
“The milestone licence payment is now due when phenoxodiol is approved for market by the FDA.” Mr Naughton said.
Marshall Edwards, Inc. (Nasdaq : MSHL) is a US clinical oncology company and is majority owned by Novogen.
Novogen Limited (ASX: NRT — Nasdaq: NVGN), based in Sydney, Australia, is developing a range of therapeutics across the fields of oncology, cardiovascular, and inflammatory diseases.
More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.

ISSUED FOR:	NOVOGEN LIMITED
LISTINGS:	ASX (CODE NRT), NASDAQ (CODE NVGN).

FOR FURTHER INFORMATION:	CHRISTOPHER NAUGHTON, MANAGING DIRECTOR, NOVOGEN LIMITED
TEL (02) 9878 0088 http://www.novogen.com

ISSUED BY	WESTBROOK COMMUNICATIONS
CONTACT: DAVID REID TEL (02) 9231 0922 OR 0417 217 157